Exhibit 5.1

September 1, 2005

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Re:	HSBC USA Inc.
Registration Statement on Form S-3

For $2,000,000,000 of Debt Securities, Preferred Stock and Depositary Shares

(or any combination of the foregoing)

Ladies and Gentlemen:

As Senior Executive Vice President, General Counsel and Secretary of HSBC USA Inc., a Maryland corporation (“HSBC USA”), I am generally familiar with the proceedings in connection with HSBC USA’s Registration Statement on Form S-3 (the “Registration Statement”) in which $2,000,000,000 aggregate principal amount of Debt Securities, Preferred Stock and Depositary Shares of HSBC USA are being registered.  Each issuance of Debt Securities constituting senior debt of HSBC USA will be issuable under that certain Senior Indenture, dated as of October 24, 1996, by and between HSBC USA and Deutsche Bank Trust Company Americas (successor to Bankers Trust Company), as Trustee, as supplemented by that certain First Supplemental Indenture to Senior Indenture, dated as of February 25, 2000 (as so supplemented, the “Senior Indenture”).  Each issuance of Debt Securities constituting subordinated debt of HSBC USA will be issuable under that certain Subordinated Indenture, dated as of October 24, 1996, by and between HSBC USA and Deutsche Bank Trust Company Americas (successor to Bankers Trust Company), as Trustee, as supplemented by that certain First Supplemental Indenture to Subordinated Indenture, dated as of December 12, 1996, that certain Second Supplemental Indenture to Subordinated Indenture, dated as of March 1, 1999, and that certain Third Supplemental Indenture to Subordinated Indenture, dated as of March 25, 2000 (as so supplemented, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”).  The Preferred Stock, if and when issued, will be issuable pursuant to Articles Supplementary to HSBC USA’s charter (the “Articles Supplementary”).  The Depositary Shares representing an interest in shares of Preferred Stock, if and when issued, will be issuable under a Deposit Agreement.  The foregoing Indentures and the form of Deposit Agreement have been filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Registration Statement.

Based upon my review of the records and documents of HSBC USA, I am of the opinion that:

1.               HSBC USA is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

2.               The Indentures have been duly authorized, executed and delivered by HSBC USA, and constitute valid and legally binding instruments of HSBC USA enforceable in accordance with their terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.               When the issuance of the Debt Securities has been duly authorized by appropriate corporate action, and such Debt Securities have been duly executed, authenticated, issued and delivered against payment of the agreed consideration therefor in accordance with the Indenture, and as described in the Registration Statement, including the Prospectus and Prospectus Supplement relating to such Debt Securities, such Debt Securities will be legally and validly issued and will be the legal and binding obligations of HSBC USA enforceable in accordance with their terms, except an enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.               When (i) the Deposit Agreement, if required to be entered by HSBC USA and the named depositary for the Preferred Stock, if Depositary Shares are issued, shall have been duly authorized, executed and delivered, and (ii) the Preferred Stock and Depositary Shares, as the case may be, shall have been validly authorized, executed, and delivered by HSBC USA, the named transfer agent, registrar or depositary and full payment therefore received, then the Preferred Stock will be validly issued, fully paid and non-assessable and the Depositary Shares will be validly issued, outstanding and entitled to the benefits afforded by the Deposit Agreement, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of my name and my opinion in any Prospectus and Prospectus Supplement filed pursuant to Rule 424 of Regulation C of the Securities Act of 1933, as amended (the “Act”), in connection with the Registration Statement as amended by Amendment No. 1 filed with the Commission on September 2, 2005, including any references to my opinions set forth in the documents incorporated by reference therein, and to the filing of this consent as an exhibit to the Registration Statement.  In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commissions thereunder.

Very truly yours,

/s/ Janet L. Burak
Janet L. Burak